Exhibit 10.2

First Amendment to Agency Agreement

This First Amendment to Agency Agreement (“First Amendment”) is effective as of 12:01 a.m. Eastern Time on the 11th day of October, 2021 (the “Effective Date”), between The North River Insurance Company, Crum & Forster Indemnity Company, Crum and Forster Insurance Company, Crum & Forster Speciality Insurance Company, United States Fire Insurance Company (hereinafter collectively referred to as the “Company”) and Protexure Insurance Agency, Inc. f/k/a Amerinst Professional Services, Limited (the “Agent”).

WHEREAS, Company and Agent entered into an Agency Agreement dated September 25, 2009 (the “Agency Agreement”) and thereafter entered into twelve Addenda addressing various items including changes to Exhibit A Underwriting Guide (referred to as Exhibit A, Underwriting Authority in the Addenda); and

WHEREAS, on October 16, 2020, Company sent a notice to Agent informing Agent that Company was terminating the Agency Agreement pursuant to Section 10.2 1. due to excessive loss ratio and that the Company would introduce a remediation program, reserving Company’s right to terminate 60 days after undertaking the remediation program; and

WHEREAS, Company provided Agent with a Remediation Plan on or about October 27, 2020 which modifies Exhibit A Underwriting Guide; and

WHEREAS, Company modified the Remediation Plan on or about March 5, 2021 by prohibiting the writing of coverage for Accountants in the State of New Mexico, and by requiring that all in force policies issued to Accountants in the State of New Mexico be non-renewed (the Remediation Plan, as modified, is hereinafter referred to as the “Remediation Plan”); and

WHEREAS, On March 22,2021, the Company issued a Letter of Authority which further modifies Exhibit A Underwriting Guide; and

WHEREAS, Company and Agent mutually desire to terminate the Agency Agreement subject to the terms and conditions set forth in this First Amendment,

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, Company and Agent agree as follows:

1. The Agency Agreement will be deemed mutually terminated as of March 31, 2022. Agent will be permitted to issue new and renewal professional liability policies on Company paper with effective dates no later than March 31, 2022, only in accordance with Exhibit A Underwriting Guide as modified by the Remediation Plan and the Letter of Authority dated March 22, 2021, and subject to further amendment. The parties will continue to operate under the terms and conditions of the Agency Agreement except as modified by the terms of this First Amendment, and at all times in good faith.

2. From and after the Effective Date, Agent will make diligent efforts to identify another insurer, or insurers, to replace Company as the underwriter for the business subject to the Agency Agreement. Agent will issue or renew policies with one or more of those other insurers as soon as possible. Company will provide reasonable cooperation and assistance to enable to Agent to fulfil this obligation.

3. Agent agrees that section 10.8 of the Agency Agreement only applies to Policies written in accordance with the provisions of the Agency Agreement.

In witness, whereof, the Agent and Company have executed this First Amendment to be effective as of the Effective Date.

By:	/s/ F. Kyle Nieman III	Dated:	18/11/2021
Name	F. Kyle Nieman III
Title	President

THE NORTH RIVER INSURANCE COMPANY

UNITED STATES FIRE INSURANCE COMPANY

CRUM & FORSTER INDEMNITY COMPANY

CRUM AND FORSTER INSURANCE COMPANY

CRUM & FORSTER SPECIALTY INSURANCE COMPANY

By:	/s/ Leigh McMullan	Dated:	October 12, 2021
Name Leigh McMullan
Title Senior Vice President